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                                                                   EXHIBIT 10.10

                         [WELLS FARGO BANK LETTERHEAD]



June 17, 1996



Mr. Paul F. Robinson
Director of Finance
Hello Direct, Inc.
5884 Eden Park Place
San Jose, CA 95138

Dear Paul:

The following outlines our proposal to increase the Line of Credit for Hello Direct to $5,000,000. The covenants are similar to last year, allowing you a high degree of financial flexibility. As you may recall, we waived the quarterly profitability covenant for you during the last quarter of the year, but the covenant remains in place for succeeding periods. I have also added a Libor pricing option. No fees will be charged for legal, audit, documentation or special handling of Letters of Credit.

AMOUNT: $5,000,000 for direct borrowing and issuance of trade letters of credit.

EXPIRATION:  May 15, 1997

RATE:        Option of the following     1)  WFB Prime rate, floating
                                             (Currently 8.25%).
                                         2)  Libor plus 2.50% (Currently 8.00%
                                             all-in rate for 90 day borrowing
                                             for $500,000 or more).

FEE:         $10,000.00

TERMS: Annual CPA audited financial statements and 10K to be submitted within 120 days of fiscal year end.

             Quarterly Company prepared financial statements and 10Q to be submitted within 45 days of quarter end.

             Company will not, without prior written consent from Wells Fargo Bank, pledge, create a security interest in, hypothecate or file a financing statement with respect to any of its inventory, A/R, or proceeds of such inventory or A/R whether now in existence or hereafter acquired.
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             Without prior written approval from Wells Fargo Bank, the Company will not:
                 Enter into direct borrowing or guarantees;
                 Enter into any mergers or acquisitions;
                 Declare any dividends.

Paul Robinson

             The Company shall maintain the following financial covenant on a quarterly basis:
                 Minimum Quick Ration           1.25%
                 Maximum Debt/ETNW              1.00%
                 Profitability                  Quarterly

As of the following dates, Hello Direct was in compliance with all terms and conditions as represented below.


                         Required     Actual 12/31/96     Actual 3/31/96

Minimum Quick Ratio       1.25%            4.65%              3.26%

Maximum Debt/ETNW         1.00%             .10%               .18%

Profitability           Quarterly    Waived on 1/30/96        $255M

This facility is subject to the terms and conditions listed above as well as the terms and conditions detailed in all supporting documentation including the note and security agreement.

Please indicate your acceptance by signing and returning a copy of this letter.


Accepted, Hello Direct

/s/ Norman L. Bunas

By:


Sincerely,

/s/ John Adams

John Adams